UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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SCHEDULE 14A

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Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a party other than the Registrant	☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ShoulderUp Technology Acquisition Corp.
(Name of Registrant as Specified In Its Charter)

________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Explanatory Note

This amendment (the “Amendment”) to the Definitive Proxy Statement on Schedule 14A filed by ShoulderUp Technology Acquisition Corp. (the “Company”) with the Securities and Exchange Commission on March 27, 2023 (the “Proxy Statement”) is being filed with respect to a certain disclosure on page 27 of the Proxy Statement regarding the possible application of a U.S. federal 1% excise tax (“Excise Tax”) on certain repurchases (including redemptions) of stock by publicly traded U.S. domestic corporations after December 31, 2022 (the “Excise Tax Risk Factor”) by the Inflation Reduction Act of 2022 (“IR Act”) to clarify that amounts placed in the Trust Account in connection with the IPO, as well as any interest thereon, will not be used to pay estimated excise tax liability relating to the interpretation and operation of the relating to the interpretation and operation of the IR Act. As of March 24, 2023, there was approximately $312,622,337.78 in the Trust Account. If the Charter Amendment Proposal and the Trust Amendment Proposal are approved, and the Company extends the Combination Period to November 19, 2023, the redemption price per share at the meeting for the Business Combination or the Company’s subsequent liquidation (assuming no public shares were redeemed) will be approximately $10.38 per share (without taking into account any subsequently earned interest), in comparison to the current redemption price as of March 24, 2023 of approximately $10.38 per share.

The Excise Tax Risk Factor is amended and restated in its entirety as follows:

The Excise Tax included in the Inflation Reduction Act of 2022 may decrease the value of our securities following our initial business combination, hinder our ability to consummate an initial business combination, and decrease the amount of funds available for distribution in connection with a liquidation.

On August 16, 2022, President Biden signed into law the Inflation Reduction Act of 2022, which, among other things, imposes a 1% excise tax on the fair market value of stock repurchased by a domestic corporation beginning in 2023, with certain exceptions (the “Excise Tax”). Because we are a Delaware corporation and our securities will trade on the NYSE following the date of this prospectus, we will be a “covered corporation” within the meaning of the Inflation Reduction Act following this offering, and while not free from doubt, it is possible that the Excise Tax will apply to any redemptions of our common stock after December 31, 2022, including redemptions in connection with an initial business combination, unless an exemption is available. Issuances of securities in connection with any PIPE transaction at the time of our initial business combination are expected to reduce the amount of the Excise Tax in connection with redemptions at such time, but the number of securities redeemed may exceed the number of securities issued in any such PIPE transaction, and the amount of the Excise Tax could be substantial. Consequently, the value of your investment in our securities may decrease as a result of the Excise Tax. In addition, the Excise Tax may make a transaction with us less appealing to potential business combination targets, and thus, potentially hinder our ability to enter into and consummate an initial business combination, particularly an initial business combination in which substantial PIPE issuances are not contemplated. Further, the application of the Excise Tax in the event of a liquidation is uncertain, and the proceeds held in the trust account could be subject to the Excise Tax, in which case the per-share amount that would otherwise be received by our stockholders in connection with our liquidation may be reduced.

Whether and to what extent the Company would be subject to the Excise Tax in connection with an initial business combination would depend on a number of factors, including (i) the fair market value of the redemptions and repurchases in connection with the initial business combination, (ii) the structure of the initial business combination, (iii) the nature and amount of any PIPE transaction or other equity issuances in connection with the initial business combination (or otherwise issued not in connection with the initial business combination but issued within the same taxable year of the initial business combination) and (iv) the content of regulations and other guidance from the U.S. Department of the Treasury. In addition, because the Excise Tax would be payable by the Company, and not by the redeeming holder, the mechanics of any required payment of the Excise Tax have not been determined.

For the avoidance of doubt, the proceeds deposited in the Trust Account and the interest earned thereon shall not be used to pay for any Excise Tax due under the IR Act in connection with any redemptions of the public shares prior to or in connection with the Business Combination. As of March 24, 2023, there was approximately $312,622,337.78 in the Trust Account. If the Charter Amendment Proposal and the Trust Amendment Proposal are approved, and the Company extends the Combination Period to November 19, 2023, the redemption price per share at the meeting for the Business Combination or the Company’s subsequent liquidation (assuming no public shares were redeemed) will be approximately $10.38 per share (without taking into account any subsequently earned interest), in comparison to the current redemption price as of March 24, 2023 of approximately $10.38 per share. The Company does intend to continue to use the accrued interest in the Trust Account to pay its franchise and income taxes however.

Except as specifically discussed in this Explanatory Note, this Amendment does not otherwise modify or update any other disclosures in the Proxy Statement. This Amendment should be read together with the Proxy Statement, which should be read in its entirety. Capitalized terms used but not otherwise defined in this Amendment have the meanings ascribed to them in the Proxy Statement.